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                                                                     EXHIBIT 2.2

                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER dated December 19, 2003, by and between Simmons Company, a Delaware corporation ("Simmons"), and Simmons Holdings, Inc., a Delaware corporation ("Holdings"). Each of Simmons and Holdings are referred to herein as a "Constituent Corporation."

         WHEREAS, the respective Boards of Directors of Simmons and Holdings deem it desirable and for the benefit of the respective Constituent Corporations and their respective stockholders that the Constituent Corporations be merged into a single corporation with Holdings being the surviving corporation (the "Surviving Corporation").

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein, the parties hereto agree that, pursuant to Section 253 of the Delaware General Corporation Law, the Constituent Corporations shall be merged into a single corporation (the "Merger"), and that the terms and conditions of the Merger are as follows:

                                    ARTICLE I

         On the Effective Date of the Merger, Simmons shall be merged with and into Holdings, with Holdings being the Surviving Corporation, and the separate existence of Simmons shall cease.

                                   ARTICLE II

         The name of the Surviving Corporation shall be "Simmons Company."

                                   ARTICLE III

         The Surviving Corporation is authorized to issue 3,000 shares of capital stock, all which shares are common stock, $0.01 par value per share (the "Common Stock").

                                   ARTICLE IV

         The shares of common stock, $0.01 par value per share, of Simmons issued and outstanding as of the Effective Date of the Merger shall be canceled and no payments shall be made with respect thereto. At the Effective Date, each share of common stock of Holdings outstanding immediately prior thereto shall continue to remain outstanding and shall not be affected by the Merger.

                                    ARTICLE V

         On the Effective Date of the Merger, the Certificate of Incorporation and By-Laws substantially in the forms attached hereto as Exhibit A and Exhibit B, respectively, shall be the Certificate of Incorporation and By-Laws of the Surviving Corporation.

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                                   ARTICLE VI

         The Directors and Officers of Holdings shall continue to serve as the Directors and Officers of the Surviving Corporation, until their resignation or removal or until their successors have been duly elected and qualified.

                                   ARTICLE VII

         This Agreement shall be submitted to the sole stockholder of Holdings to be acted upon by written consent in lieu of a meeting.

                                  ARTICLE VIII

         As used herein, the term "Effective Date of the Merger" shall mean the date that the Certificate of Ownership and Merger, attached hereto as Exhibit C, is filed with the Secretary of State of the State of Delaware, in accordance with the laws of such jurisdiction.

                                   ARTICLE IX

         The Merger contemplated by this Agreement may be abandoned by mutual consent and agreement of Holdings and Simmons at any time prior to the filing of the Certificate of Ownership and Merger with the Secretary of State of the State of Delaware.

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         WITNESS the execution hereof under seal on the day and year first above written.

                                  SIMMONS HOLDINGS, INC.

                                  By: /s/ Robert W. Hellyer
                                      -----------------------
                                      Name: Robert W. Hellyer
                                      Title: President

                                  SIMMONS COMPANY

                                  By: /s/ Robert W. Hellyer
                                      ------------------------
                                      Name: Robert W. Hellyer
                                      Title: President

             Signature Page to Agreement and Plan of Merger between
                   Simmons Holdings, Inc. and Simmons Company